Exhibit 99.1

Netcapital Announces Third Quarter Fiscal 2024 Financial Results

●	Management to Host Earnings Call on March 19, 2024 at 10:00 a.m. ET

BOSTON, MA – March 18, 2024 – Netcapital Inc. (Nasdaq: NCPL, NCPLW) (the “Company”), a digital private capital markets ecosystem, today announced select financial results for the third quarter of fiscal year 2024 ended January 31, 2024.

“Despite the challenges faced by businesses seeking capital in the current market climate, we remain optimistic about our future prospects and the strength of our funding portal,” said Martin Kay, CEO of Netcapital Inc. “While we experienced a decline in the number of issuers listing on our platform this quarter, funding portal revenues increased by more than 70% on a year-to-date basis, and we continue to focus on the opportunities ahead. Most notably, we closed a $4 million public offering in December which adds to working capital, strengthens our financial position, and which we believe positions us for future success.”

Third Quarter Fiscal 2024 Financial Highlights

●	Revenues decreased by approximately 54% year-over-year to $1.0 million, compared to revenue of $2.3 million in the third quarter of fiscal year 2023.
●	Funding portal revenues decreased approximately 23% year-over-year to $179,588 compared to $231,833 in the third quarter of fiscal 2023.
●	Diluted earnings per share of ($0.19) in the three months ended January 31, 2024, were down compared to diluted earnings per share of $0.33 for the same period in the prior year.
●	As of January 31, 2024, the Company had cash and cash equivalents of $2,172,099

First Nine Months of Fiscal 2024 Financial Highlights

●	Revenues decreased by approximately 14% year-over-year to $4.6 million, compared to revenue of $5.4 million in the first nine months of fiscal year 2023.
●	Funding portal revenues increased driven by higher portal fees of approximately 152% year-over-year to $375,683 and an increase in listing fees of $48,040, or 14% compared to the first nine months of fiscal 2023.
●	Diluted earnings per share of ($0.25) in the nine months ended January 31, 2024, were down compared to diluted earnings per share of $0.46 for the same period in the prior year.
●	In December 2023, the Company closed a $4 million underwritten public offering.

For additional disclosure regarding Netcapital’s operating results, please refer to the Quarterly Report on Form 10-Q for the period ended January 31, 2024, which has been filed with the Securities and Exchange Commission.

Conference Call Information

The Company will host an investor conference call on Tuesday, March 19, 2024 at 10:00 a.m. ET.

Participant access: 844-985-2012 or 973-528-0138

Conference entry code: 926076

For those unable to participate in the live call, a replay will be made available in the Investors section of the Company’s website.

About Netcapital Inc.

Netcapital Inc. is a fintech company with a scalable technology platform that allows private companies to raise capital online and provides private equity investment opportunities to investors. The Company’s consulting group, Netcapital Advisors, provides marketing and strategic advice and takes equity positions in select companies. The Company’s funding portal, Netcapital Funding Portal, Inc., is registered with the U.S. Securities & Exchange Commission (SEC) and is a member of the Financial Industry Regulatory Authority (FINRA), a registered national securities association.

The information contained herein includes forward-looking statements. These statements relate to future events or to our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Investor Contact

800-460-0815

ir@netcapital.com

Netcapital Inc.

Balance Sheets

	January 31, 2024	April 30, 2023
Assets:
Cash and cash equivalents	$2,172,099	$569,441
Accounts receivable net	3,701,501	1,388,500
Note receivable	20,000	-
Prepaid expenses	158,465	583,030
Total current assets	6,052,065	2,540,971

Deposits	6,300	6,300
Notes receivable - related parties	202,000	202,000
Purchased technology, net	15,790,304	15,875,297
Investment in affiliate	240,080	240,080
Equity securities at fair value	21,844,698	22,955,445
Total assets	$44,135,447	$41,820,093

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable
Trade	$828,836	$578,331
Related party	75,204	75,204
Accrued expenses	394,911	285,065
Stock subscription payable	10,000	10,000
Deferred revenue	487	661
Interest payable	88,084	98,256
Current taxes payable	-	174,000
Deferred tax liability, net	-	1,657,000
Related party debt	15,000	15,000
Secured note payable	-	350,000
Current portion of SBA loans	1,885,800	1,885,800
Loan payable - bank	34,324	34,324
Total current liabilities	3,332,646	5,163,641

Long-term liabilities:
Long-term SBA loans, less current portion	500,000	500,000
Total Liabilities	3,832,646	5,663,641

Commitments and contingencies	-	-

Stockholders’ equity:
Common stock, $.001 par value; 900,000,000 shares authorized, 17,231,132 and 6,440,527 shares issued and outstanding	17,231	6,441
Shares to be issued	122,124	183,187
Capital in excess of par value	37,077,147	30,500,944
Retained earnings	3,086,299	5,465,880
Total stockholders’ equity	40,302,801	36,156,452
Total liabilities and stockholders’ equity	$44,135,447	$41,820,093

Netcapital Inc

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
	January 31, 2024	January 31, 2023	January 31, 2024	January 31, 2023

Revenues	$1,042,793	$2,260,414	$4,604,260	$5,379,960
Costs of services	58,875	4,305	97,062	61,603
Gross profit	983,918	2,256,109	4,507,198	5,318,357

Costs and expenses:
Consulting expense	175,357	130,500	544,033	455,892
Marketing	32,198	23,549	320,817	64,211
Rent	19,544	17,187	57,533	51,586
Payroll and payroll related expenses	869,517	946,043	2,957,394	2,592,891
General and administrative costs	1,092,459	568,253	2,529,378	1,241,365
Total costs and expenses	2,189,075	1,685,532	6,409,155	4,405,945
Operating income (loss)	(1,205,157)	570,577	(1,901,957)	912,412

Other income (expense):
Interest expense	(11,918)	(17,632)	(35,784)	(76,922)
Gain on debt conversion	-	-	-	224,260
Amortization of intangible assets	(28,331)	(25,914)	(84,993)	(68,076)
Unrealized gain (loss) on equity securities	(2,696,135)	1,866,468	(2,696,135)	1,857,500
Realized loss on sale of investment	-	-	-	(406,060)
Total other income (expense)	(2,736,384)	1,822,922	(2,816,912)	1,530,702
Net income (loss) before taxes	(3,941,541)	2,393,499	(4,718,869)	2,443,114
Income tax expense (benefit)	(1,713,999)	697,000	(2,339,288)	499,000
Net income (loss)	$(2,227,542)	$1,696,499	$(2,379,581)	$1,944,114

Basic earnings per share	$(0.19)	$0.33	$(0.25)	$0.46
Diluted earnings per share	$(0.19)	$0.33	$(0.25)	$0.46

Weighted average number of common shares outstanding:
Basic	11,466,523	5,166,299	9,457,740	4,208,216
Diluted	11,466,523	5,166,549	9,457,740	4,208,466